Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS $9.8 MILLION
FIRST QUARTER EARNINGS

HONOLULU, HI, April 24, 2014 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the first quarter of 2014 of $9.8 million, or $0.23 per diluted share, compared to net income in the first quarter of 2013 of $137.3 million, or $3.25 per diluted share, and net income in the fourth quarter of 2013 of $10.3 million, or $0.24 per diluted share. Net income in the first quarter of 2013 included a non-cash income tax benefit of $119.8 million related to the reversal of a significant portion of a valuation allowance established against the Company’s net deferred tax assets during the third quarter of 2009.  Excluding this income tax benefit, net income for the first quarter of 2013 was $17.5 million, or $0.41 per diluted share.

“We are pleased to start the new year with continued earnings consistency and strong loan growth,” said John C. Dean, President and CEO of Central Pacific Financial Corp.  “Our financial performance and capital position allowed us to repurchase 15% of our outstanding shares for the benefit of our shareholders which was completed on April 7, 2014.”

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share on the Company’s outstanding common shares. The dividend will be payable on or about June 16, 2014 to shareholders of record at the close of business on May 30, 2014. This represents the fourth consecutive quarterly cash dividend.

Significant Highlights and First Quarter Results

▪
Completed a tender offer to purchase 3,405,888 shares of common stock at a purchase price of $20.20 per share for a total cost of $68.8 million, excluding fees and expenses. The tender offer was completed on March 28, 2014. We also entered into repurchase agreements to privately purchase up to $28.1 million in common stock from each of our two largest shareholders at a purchase price of $20.20 per share for an aggregate cost of $56.2 million, excluding fees and expenses. The private repurchases were completed on April 7, 2014, and are not reflected in our first quarter financials.

▪	Reported net income of $9.8 million, compared to net income in the fourth quarter of 2013 of $10.3 million.

▪	Increased the loans and leases portfolio by $66.9 million to $2.70 billion at March 31, 2014, compared to $2.63 billion at December 31, 2013.

▪	Improved our net interest margin from 3.29% in the fourth quarter of 2013 to 3.31% in the first quarter of 2014.

▪	Increased total deposits by $49.6 million to $3.99 billion at March 31, 2014, compared to $3.94 billion at December 31, 2013.

▪	Recorded a credit to the provision for loan and lease losses of $1.3 million in the first quarter of 2014 and the fourth quarter of 2013.

▪	Nonperforming assets increased by $7.3 million to $54.0 million at March 31, 2014 from $46.8 million at December 31, 2013.

▪
The allowance for loan and lease losses (“ALLL”), as a percentage of total loans and leases, decreased to 3.08% at March 31, 2014, compared to 3.19% at December 31, 2013.  The Company’s ALLL, as a percentage of nonperforming assets, decreased to 153.87% at March 31, 2014 from 179.29% at December 31, 2013 and the Company’s ALLL, as a percentage of nonaccrual loans, decreased to 168.97% at March 31, 2014 from 201.55% at December 31, 2013.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 18.63%, 19.90%, and 12.62%, respectively, as of March 31, 2014, compared to 20.30%, 21.57%, and 13.68%, respectively, as of December 31, 2013.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the first quarter of 2014 was $35.8 million, compared to $30.7 million in the year-ago quarter and $35.5 million in the fourth quarter of 2013.  Net interest margin was 3.31%, compared to 3.06% in the year-ago quarter and 3.29% in the fourth quarter of 2013. The sequential quarter increase in net interest income and net interest margin was primarily due to an overall increase in the Company’s interest earning assets, including a net increase of $112.3 million in its average loan portfolio, partially offset by a net decrease of $42.8 million in its average investment securities portfolio and an increase in the taxable equivalent yield on the investment securities portfolio to 2.62% in the first quarter of 2014, compared to 2.43% in the fourth quarter of 2013.

The provision for loan and lease losses for the first quarter of 2014 and the fourth quarter of 2013 was a credit of $1.3 million, compared to a credit to the provision for loan and lease losses of $6.6 million in the year-ago quarter.

Other operating income for the first quarter of 2014 totaled $10.1 million, compared to $13.0 million in the year-ago quarter and $12.2 million in the fourth quarter of 2013. The decrease from the year-ago quarter was primarily due to lower net gains on sales of residential mortgage loans of $2.9 million, lower unrealized gains on loans held for sale and interest rate locks of $0.4 million, and lower gains on sales of foreclosed assets of $0.4 million, partially offset by higher service charges on deposit accounts of $0.4 million and higher income from fiduciary activities of $0.4 million. The sequential quarter decrease was primarily due to a gain on the extinguishment of trust preferred debt of $1.0 million recorded last quarter, investment securities gains of $0.5 million recorded last quarter, and lower net gains on sales of residential mortgage loans of $0.3 million, partially offset by higher income from fiduciary activities of $0.3 million.

Other operating expense for the first quarter of 2014 totaled $31.9 million, compared to $32.8 million in the year-ago quarter and $35.3 million in the fourth quarter of 2013.  The decrease from the year-ago quarter was primarily due to lower salaries and employee benefits of $1.1 million, lower amortization of intangible assets of $1.0 million, and lower legal and professional services of $0.5 million, partially offset by a lower credit to the reserve for unfunded loan commitments of $1.1 million and a higher provision for losses on residential mortgage loan repurchases of $1.1 million. The sequential quarter decrease was primarily attributable to lower salaries and employee benefits of $2.9 million, lower charitable contributions of $0.4 million, and a higher credit to the reserve for unfunded loan commitments of $0.3 million, partially offset by a higher provision for losses on residential mortgage loan repurchases of $0.6 million. The sequential quarter decrease in salaries and employee benefits was primarily due to severance, early retirement and retention benefits in the prior quarter of $1.8 million, compared to $0.4 million in the current quarter.

The efficiency ratio for the first quarter of 2014 was 69.50%, compared to 74.95% in the year-ago quarter and 73.99% in the fourth quarter of 2013.

In the first quarter of 2014, the Company recorded income tax expense of $5.5 million, compared to an income tax benefit of $119.8 million in the year-ago quarter and income tax expense of $3.4 million in the fourth quarter of 2013. The income tax benefit of $119.8 million in the year-ago quarter related to the reversal of a significant portion of a valuation allowance established against the Company’s net deferred tax assets during the third quarter of 2009. As of March 31, 2014, the Company’s net deferred tax assets totaled $125.3 million.

Balance Sheet Highlights
Total assets at March 31, 2014 of $4.83 billion increased by $246.4 million from March 31, 2013, and increased by $86.2 million from December 31, 2013.

Total loans and leases at March 31, 2014 of $2.70 billion increased by $422.9 million and $66.9 million from March 31, 2013 and December 31, 2013, respectively.  The increase in total loans and leases from the fourth quarter of 2013 was due to an increase in the residential mortgage, commercial, and construction and development loan portfolios of $43.5 million, $37.5 million, and $11.0 million, respectively, offset by a decrease in the commercial mortgage loan, consumer loan, and leases portfolios of $19.2 million, $5.1 million, and $0.9 million, respectively.

Total deposits at March 31, 2014 were $3.99 billion, and increased by $221.1 million and $49.6 million from March 31, 2013 and December 31, 2013, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.17 billion at March 31, 2014.  This represents an increase of $160.7 million and $81.4 million from a year ago and from December 31, 2013, respectively.  Changes in total deposits during the quarter included an increase in noninterest-bearing demand deposits, savings and money market deposits, and interest-bearing demand deposits of $48.1 million, $23.5 million, and $16.1 million, respectively, offset by a decrease in time deposits of $38.1 million.

Total shareholders’ equity was $608.4 million at March 31, 2014, compared to $650.1 million and $660.1 million at March 31, 2013 and December 31, 2013, respectively. The sequential quarter decrease is due primarily to the completion of the aforementioned tender offer of $68.8 million, partially offset by an increase in unrealized gains on investment securities of $9.6 million and net income of $9.8 million in the current quarter.

Asset Quality
Nonperforming assets at March 31, 2014 totaled $54.0 million, or 1.12% of total assets, compared to $46.8 million, or 0.99% of total assets at December 31, 2013.  The sequential-quarter change reflects additions of two Mainland commercial loans to a single borrower totaling $13.6 million, partially offset by net decreases in Hawaii construction and development assets of $3.6 million, and Hawaii residential mortgage assets of $2.4 million.

Loans delinquent for 90 days or more still accruing interest totaled $30,000 at March 31, 2014, compared to $15,000 at December 31, 2013.  In addition, loans delinquent for 30 days or more still accruing interest totaled $4.8 million at March 31, 2014, compared to $7.2 million at December 31, 2013.

Net recoveries in the first quarter of 2014 totaled $0.7 million, compared to net charge-offs of $3.0 million in the first quarter of 2013, and net charge-offs of $0.1 million in the fourth quarter of 2013.

The ALLL, as a percentage of total loans and leases, was 3.08% at March 31, 2014, compared to 3.19% at December 31, 2013.  The ALLL, as a percentage of nonperforming assets, was 153.87% at March 31, 2014, compared to 179.29% at December 31, 2013.  The ALLL, as a percentage of nonaccrual loans, was 168.97% at March 31, 2014, compared to 201.55% at December 31, 2013.

Capital Levels
At March 31, 2014, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 18.63%, 19.90%, and 12.62%, respectively, compared to 20.30%, 21.57%, and 13.68%, respectively, at December 31, 2013.  The decline in the Company’s capital levels from the sequential quarter was primarily the result of the repurchase of our common stock in the tender offer described above.  The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-888-317-6016.  A playback of the call will be available through May 26, 2014 by dialing 1-877-344-7529 (passcode: 10044611) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.8 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 36 branches and 115 ATMs in the state of Hawaii, as of March 31, 2014.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

 **********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates,  deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  our ability to continue making progress on our recovery plan; the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except for per share amounts)	2014	2013	2013

INCOME STATEMENT
Net interest income	$35,796	$35,496	$30,669
Provision (credit) for loan and lease losses	(1,316)	(1,333)	(6,561)
Total other operating income	10,144	12,173	13,030
Total other operating expense	31,930	35,271	32,753
Net income	9,808	10,295	137,309
Basic earnings per common share	$0.23	$0.24	$3.28
Diluted earnings per common share	0.23	0.24	3.25
Dividends declared per common share	0.08	0.08	-

PERFORMANCE RATIOS
Return on average assets (1)	0.82%	0.87%	12.41%
Return on average shareholders' equity (1)	5.79	6.22	105.33
Return on average tangible shareholders' equity (1)	5.90	6.35	108.48
Efficiency ratio (2)	69.50	73.99	74.95
Net interest margin (1)	3.31	3.29	3.06
Dividend payout ratio (3)	34.78	33.33	-
Average shareholders' equity to average assets	14.17	13.95	11.78

SELECTED AVERAGE BALANCES
Average loans and leases, including loans held for sale	2,665,825	2,553,574	2,258,951
Average interest-earning assets	4,409,700	4,368,386	4,105,321
Average assets	4,781,855	4,746,897	4,426,048
Average deposits	3,943,459	3,928,031	3,678,041
Average interest-bearing liabilities	3,175,982	3,152,826	2,965,106
Average shareholders' equity	677,765	662,106	521,422

	March 31,	December 31,	March 31,
	2014	2013	2013
REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Tier 1 leverage capital ratio	12.62%	13.68%	14.50%
Tier 1 risk-based capital ratio	18.63	20.30	22.35
Total risk-based capital ratio	19.90	21.57	23.63

Central Pacific Bank
Tier 1 leverage capital ratio	11.10	13.22	13.64
Tier 1 risk-based capital ratio	16.39	19.63	21.09
Total risk-based capital ratio	17.66	20.90	22.36

BALANCE SHEET
Loans and leases	$2,697,454	$2,630,601	$2,274,598
Total assets	4,827,437	4,741,198	4,581,077
Total deposits	3,985,767	3,936,173	3,764,691
Long-term debt	92,795	92,799	108,276
Total shareholders' equity	608,403	660,113	650,101
Total shareholders' equity to total assets	12.60%	13.92%	14.19%
Tangible common equity to tangible assets (4)	12.38	13.69	13.91

ASSET QUALITY
Allowance for loan and lease losses	$83,162	$83,820	$86,806
Non-performing assets	54,046	46,751	75,308
Allowance to loans and leases outstanding	3.08%	3.19%	3.82%
Allowance to non-performing assets	153.87	179.29	115.27

PER SHARE OF COMMON STOCK
Book value per common share	$15.71	$15.68	$15.50
Tangible book value per common share	15.40	15.37	15.15
Market value per common share	20.20	20.08	15.70

(1) Annualized
(2) Efficiency ratio is defined as total other operating expense divided by total revenue (net interest income and total other operating income).
(3) Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.
(4) The tangible common equity ratio is a non-GAAP measure which should be read in conjunction with the Company's GAAP financial information. Comparison of our ratio with those of other companies may not be possible because other companies may calculate the ratio differently. See Reconciliation of Non-GAAP Financial Measures.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	March 31, 2014	December 31, 2013	March 31, 2013

Adjusted Net Income
Reported net income	$9,808	$10,295	$137,309
Release of valuation allowance on net deferred tax assets	-	-	(119,802)
Adjusted net income	$9,808	$10,295	$17,507

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.23	$0.24	$3.25
Release of valuation allowance on net deferred tax assets	-	-	(2.84)
Adjusted diluted earnings per share	$0.23	$0.24	$0.41

	As of	As of	As of
	March 31, 2014	December 31, 2013	March 31, 2013

Tangible Common Equity Ratio
Total shareholders' equity	$608,403	$660,113	$650,101
Less: Other intangible assets	(12,035)	(12,704)	(14,709)
Tangible common equity	596,368	647,409	635,392

Total assets	4,827,437	4,741,198	4,581,077
Less: Other intangible assets	(12,035)	(12,704)	(14,709)
Tangible assets	4,815,402	4,728,494	4,566,368
Tangible common equity / Tangible assets	12.38%	13.69%	13.91%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
(In thousands, except share data)	2014	2013	2013

ASSETS
Cash and due from banks	$85,347	$45,092	$46,877
Interest-bearing deposits in other banks	5,919	4,256	167,632
Investment securities:
Available for sale	1,408,124	1,407,999	1,537,065
Held to maturity (fair value of $238,782 at March 31, 2014,
$238,705 December 31, 2013 and $159,483 March 31, 2013)	248,788	252,047	159,363
Total investment securities	1,656,912	1,660,046	1,696,428

Loans held for sale	11,247	12,370	17,293
Loans and leases	2,697,454	2,630,601	2,274,598
Less allowance for loan and lease losses	83,162	83,820	86,806
Net loans and leases	2,614,292	2,546,781	2,187,792

Premises and equipment, net	47,992	49,039	48,578
Accrued interest receivable	13,507	14,072	14,148
Investment in unconsolidated subsidiaries	8,478	9,127	10,078
Other real estate	4,829	5,163	10,068
Mortgage servicing rights	19,916	20,079	21,466
Other intangible assets	12,035	12,704	14,709
Bank-owned life insurance	150,274	149,604	147,975
Federal Home Loan Bank stock	45,592	46,193	47,494
Other assets	151,097	166,672	150,539
Total assets	$4,827,437	$4,741,198	$4,581,077

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$939,138	$891,017	$857,427
Interest-bearing demand	744,690	728,619	692,537
Savings and money market	1,230,480	1,207,016	1,168,989
Time	1,071,459	1,109,521	1,045,738
Total deposits	3,985,767	3,936,173	3,764,691

Short-term borrowings	102,000	8,015	-
Long-term debt	92,795	92,799	108,276
Other liabilities	38,411	44,037	48,058
Total liabilities	4,218,973	4,081,024	3,921,025

Equity:
Preferred stock, no par value, authorized 1,100,000 shares; issued and
outstanding none at March 31, 2014, December 31, 2013, and March 31, 2013	-	-	-
Common stock, no par value, authorized 185,000,000 shares;
issued and outstanding 38,723,250 shares at March 31, 2014, 42,107,633
shares at December 31, 2013, and 41,938,294 shares at March 31, 2013	715,708	784,547	784,519
Surplus	76,426	75,498	71,735
Accumulated deficit	(177,649)	(184,087)	(212,118)
Accumulated other comprehensive income (loss)	(6,082)	(15,845)	5,965
Total shareholders' equity	608,403	660,113	650,101
Non-controlling interest	61	61	9,951
Total equity	608,464	660,174	660,052
Total liabilities and equity	$4,827,437	$4,741,198	$4,581,077

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2014	2013	2013
Interest income:
Interest and fees on loans and leases	$26,883	$27,117	$24,443
Interest and dividends on investment securities:
Taxable interest	9,496	8,980	7,031
Tax-exempt interest	994	992	1,027
Dividends	1	7	5
Interest on deposits in other banks	7	25	89
Dividends on Federal Home Loan Bank stock	12	12	-
Total interest income	37,393	37,133	32,595

Interest expense:
Interest on deposits:
Demand	90	90	81
Savings and money market	224	231	217
Time	630	651	759
Interest on short-term borrowings	17	3	-
Interest on long-term debt	636	662	869
Total interest expense	1,597	1,637	1,926

Net interest income	35,796	35,496	30,669
Provision (credit) for loan and lease losses	(1,316)	(1,333)	(6,561)
Net interest income after provision for loan and lease losses	37,112	36,829	37,230

Other operating income:
Service charges on deposit accounts	1,993	2,091	1,591
Loan servicing fees	1,444	1,479	1,543
Other service charges and fees	2,943	3,164	2,787
Income from fiduciary activities	1,062	748	697
Equity in earnings of unconsolidated subsidiaries	52	57	28
Fees on foreign exchange	114	160	71
Investment securities gains	-	482	-
Income from bank-owned life insurance	670	841	564
Loan placement fees	143	162	149
Net gains on sales of residential loans	1,239	1,494	4,128
Net gains on sales of foreclosed assets	162	56	558
Other	322	1,439	914
Total other operating income	10,144	12,173	13,030

Other operating expense:
Salaries and employee benefits	17,434	20,350	18,535
Net occupancy	3,590	3,672	3,227
Equipment	796	888	958
Amortization of other intangible assets	1,240	1,424	2,248
Communication expense	894	796	950
Legal and professional services	1,812	1,684	2,310
Computer software expense	1,358	1,397	933
Advertising expense	686	525	812
Foreclosed asset expense	105	43	300
Other	4,015	4,492	2,480
Total other operating expense	31,930	35,271	32,753

Income before income taxes	15,326	13,731	17,507
Income tax expense (benefit)	5,518	3,436	(119,802)
Net income	$9,808	$10,295	$137,309

Per common share data:
Basic earnings per share	$0.23	$0.24	$3.28
Diluted earnings per share	0.23	0.24	3.25
Cash dividends declared	0.08	0.08	-

Basic weighted average shares outstanding	41,915	42,040	41,816
Diluted weighted average shares outstanding	42,477	42,536	42,297

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Three Months Ended
(Dollars in thousands)	March 31, 2014			December 31, 2013			March 31, 2013
	Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$11,585	0.24%	$7	$39,316	0.25%	$25	$144,773	0.25%	$89
Taxable investment securities, excluding
valuation allowance	1,508,213	2.52	9,497	1,551,844	2.32	8,987	1,477,887	1.90	7,036
Tax-exempt investment securities,
excluding valuation allowance	178,005	3.44	1,529	177,135	3.44	1,526	175,850	3.59	1,580
Loans and leases, including loans held for sale	2,665,825	4.07	26,883	2,553,574	4.23	27,117	2,258,951	4.36	24,443
Federal Home Loan Bank stock	46,072	0.10	12	46,517	0.10	12	47,860	-	-
Total interest earning assets	4,409,700	3.46	37,928	4,368,386	3.44	37,667	4,105,321	3.25	33,148
Nonearning assets	372,155			378,511			320,727
Total assets	$4,781,855			$4,746,897			$4,426,048

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$735,730	0.05%	$90	$726,449	0.05%	$90	$673,662	0.05%	$81
Savings and money market deposits	1,218,087	0.07	224	1,218,088	0.08	231	1,171,953	0.08	217
Time deposits under $100,000	263,479	0.41	267	272,051	0.42	285	300,992	0.51	375
Time deposits $100,000 and over	840,595	0.17	363	839,198	0.17	366	710,221	0.22	384
Short-term borrowings	25,295	0.28	17	4,239	0.32	3	-	-	-
Long-term debt	92,796	2.78	636	92,801	2.83	662	108,278	3.25	869
Total interest-bearing liabilities	3,175,982	0.20	1,597	3,152,826	0.21	1,637	2,965,106	0.26	1,926
Noninterest-bearing deposits	885,568			872,245			821,213
Other liabilities	42,479			59,659			108,352
Total liabilities	4,104,029			4,084,730			3,894,671
Shareholders' equity	677,765			662,106			521,422
Non-controlling interest	61			61			9,955
Total equity	677,826			662,167			531,377
Total liabilities & equity	$4,781,855			$4,746,897			$4,426,048

Net interest income			$36,331			$36,030			$31,222

Net interest margin		3.31%			3.29%			3.06%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Loans and Leases by Geographic Distribution

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2014	2013	2013	2013	2013

Hawaii:
Commercial, financial and agricultural	$272,007	$255,987	$244,680	$231,730	$237,375
Real estate:
Construction	82,769	71,585	57,334	63,509	60,572
Mortgage:
- residential	1,180,092	1,136,573	1,100,382	1,045,670	998,851
- commercial	554,299	555,270	560,896	546,912	522,925
Consumer	231,432	230,664	190,653	171,772	149,691
Leases	5,338	6,241	6,539	7,460	8,936
Total loans and leases	2,325,937	2,256,320	2,160,484	2,067,053	1,978,350
Allowance for loan and lease losses	(64,759)	(66,639)	(66,041)	(62,295)	(64,860)
Net loans and leases	$2,261,178	$2,189,681	$2,094,443	$2,004,758	$1,913,490

U.S. Mainland:
Commercial, financial and agricultural	$164,237	$142,729	$123,550	$84,668	$79,493
Real estate:
Construction	3,886	4,031	15,869	16,018	27,479
Mortgage:
- residential	-	-	-	-	-
- commercial	129,254	147,497	149,480	179,170	189,014
Consumer	74,140	80,024	34,935	26,168	262
Leases	-	-	-	-	-
Total loans and leases	371,517	374,281	323,834	306,024	296,248
Allowance for loan and lease losses	(18,403)	(17,181)	(19,187)	(24,810)	(21,946)
Net loans and leases	$353,114	$357,100	$304,647	$281,214	$274,302

Total:
Commercial, financial and agricultural	$436,244	$398,716	$368,230	$316,398	$316,868
Real estate:
Construction	86,655	75,616	73,203	79,527	88,051
Mortgage:
- residential	1,180,092	1,136,573	1,100,382	1,045,670	998,851
- commercial	683,553	702,767	710,376	726,082	711,939
Consumer	305,572	310,688	225,588	197,940	149,953
Leases	5,338	6,241	6,539	7,460	8,936
Total loans and leases	2,697,454	2,630,601	2,484,318	2,373,077	2,274,598
Allowance for loan and lease losses	(83,162)	(83,820)	(85,228)	(87,105)	(86,806)
Net loans and leases	$2,614,292	$2,546,781	$2,399,090	$2,285,972	$2,187,792

CENTRAL PACIFIC FINANCIAL CORP AND SUBSIDIARIES
Nonperforming Assets, Past Due and Restructured Loans

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2014	2013	2013	2013	2013

Nonaccrual loans (including loans held for sale):
Commercial, financial and agricultural	$17,067	$3,533	$3,529	$3,797	$4,605
Real estate:
Construction	379	4,015	16,497	17,086	18,272
Mortgage-residential	18,161	20,271	20,703	21,287	24,842
Mortgage-commercial	13,610	13,769	12,559	11,285	17,462
Leases	-	-	-	-	59
Total nonaccrual loans	49,217	41,588	53,288	53,455	65,240

Other real estate
Real estate:
Construction	3,770	3,770	3,769	4,200	7,791
Mortgage-residential	901	1,184	1,783	3,028	2,068
Mortgage-commercial	158	209	209	209	209
Total other real estate	4,829	5,163	5,761	7,437	10,068

Total nonperforming assets	54,046	46,751	59,049	60,892	75,308

Loans delinquent for 90 days or more:
Commercial, financial and agricultural	7	-	-	-	-
Real estate:
Mortgage-residential	-	-	19	17	-
Consumer	23	-	18	-	-
Leases	-	15	-	-	-
Total loans delinquent for 90 days or more	30	15	37	17	-

Restructured loans still accruing interest:
Commercial, financial and agricultural	395	406	416	427	437
Real estate:
Construction	970	3,857	3,935	9,317	20,742
Mortgage-residential	18,152	16,508	15,595	14,645	15,383
Mortgage-commercial	2,312	2,502	7,859	2,874	6,202
Total restructured loans still accruing interest	21,829	23,273	27,805	27,263	42,764

Total nonperforming assets, loans delinquent for 90 days
or more and restructured loans still accruing interest	$75,905	$70,039	$86,891	$88,172	$118,072

Total nonaccrual loans as a percentage of loans and
leases and loans held for sale	1.82%	1.57%	2.13%	2.24%	2.85%

Total nonperforming assets as a percentage of loans
and leases, loans held for sale and other real estate	1.99%	1.77%	2.36%	2.54%	3.27%

Total nonperforming assets and loans delinquent for
90 days or more as a percentage of loans and
leases, loans held for sale and other real estate	1.99%	1.77%	2.36%	2.54%	3.27%

Total nonperforming assets, loans delinquent for
90 days or more and restructured loans still
accruing interest as a percentage of loans and
leases, loans held for sale and other real estate	2.80%	2.64%	3.47%	3.68%	5.13%

Quarter to quarter changes in nonperforming assets
Balance at beginning of quarter	$46,751	$59,049	$60,892	$75,308	$90,018
Additions	15,000	7,099	4,253	3,912	12,384
Reductions
Payments	(2,282)	(16,654)	(2,202)	(11,198)	(11,863)
Return to accrual status	(4,749)	(1,145)	(1,761)	(1,325)	(13,016)
Sales of foreclosed real estate	(623)	(1,496)	(1,919)	(4,596)	(1,357)
Charge-offs/writedowns	(51)	(102)	(214)	(1,209)	(858)
Total reductions	(7,705)	(19,397)	(6,096)	(18,328)	(27,094)
Balance at end of quarter	$54,046	$46,751	$59,049	$60,892	$75,308

CENTRAL PACIFIC FINANCIAL CORP AND SUBSIDIARIES
Allowance for Loan and Lease Losses

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2014	2013	2013

Allowance for loan losses:
Balance at beginning of period	$83,820	$85,228	$96,413

Provision for loan and lease losses	(1,316)	(1,333)	(6,561)

Loan charge-offs:
Commercial, financial and agricultural	73	611	244
Real estate:
Construction	-	-	78
Mortgage-residential	37	226	414
Mortgage-commercial	-	3,094	3,674
Consumer	580	572	315
Leases	8	-	-
Total loan charge-offs	698	4,503	4,725

Recoveries:
Commercial, financial and agricultural	606	466	492
Real estate:
Construction	402	795	485
Mortgage-residential	94	542	231
Mortgage-commercial	13	2,146	254
Consumer	239	138	216
Leases	2	341	1
Total recoveries	1,356	4,428	1,679

Net loan charge-offs (recoveries)	(658)	75	3,046

Balance at end of period	$83,162	$83,820	$86,806

Average loans and leases, net of unearned	2,665,825	2,553,574	2,258,951

Annualized ratio of net loan charge-offs
(recoveries) to average loans and leases	-0.10%	0.01%	0.54%

Ratio of allowance for loan losses to loans	3.08%	3.19%	3.82%
and leases outstanding